Exhibit 10.3

PLEDGE AND SECURITY AGREEMENT
dated as of December 31, 2020
by and among
EACH OF THE GRANTORS PARTY HERETO
and
GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P.,
as Collateral Agent

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TABLE OF CONTENTS
Page

SECTION 1.	DEFINITIONS.	1
1.1	General Definitions	1
1.2	Definitions; Interpretation	7
SECTION 2.	GRANT OF SECURITY.	7
2.1	Grant of Security	7
2.2	Certain Limited Exclusions	8
SECTION 3.	SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.	9
3.1	Security for Obligations	9
3.2	Continuing Liability Under Collateral	9
SECTION 4.	REPRESENTATIONS AND WARRANTIES AND COVENANTS.	10
4.1	Generally	10
4.2	Equipment and Inventory	12
4.3	Receivables	14
4.4	Investment Related Property	16
4.5	Material Contracts	22
4.6	Letter of Credit Rights	22
4.7	Intellectual Property	22
4.8	Commercial Tort Claims	25
SECTION 5.	ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.	26
5.1	Access; Right of Inspection	26
5.2	Further Assurances	26
5.3	Additional Grantors	27
SECTION 6.	COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.	27
6.1	Power of Attorney	27
6.2	No Duty on the Part of Collateral Agent or Secured Parties	28
SECTION 7.	REMEDIES.	28
7.1	Generally	28
7.2	Application of Proceeds	30
7.3	Sales on Credit	30
7.4	Deposit Accounts	30
7.5	Investment Related Property	30
7.6	Intellectual Property	31
7.7	Cash Proceeds	32
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SECTION 8.	COLLATERAL AGENT.	33
SECTION 9.	CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.	33
SECTION 10.	STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.	33
SECTION 11.	MISCELLANEOUS.	34

Schedules to Pledge and Security Agreement
SCHEDULE 4.1 — GENERAL INFORMATION
SCHEDULE 4.2 — LOCATION OF EQUIPMENT AND INVENTORY
SCHEDULE 4.4 — INVESTMENT RELATED PROPERTY
SCHEDULE 4.5 — MATERIAL CONTRACTS
SCHEDULE 4.6 — DESCRIPTION OF LETTERS OF CREDIT
SCHEDULE 4.7 — INTELLECTUAL PROPERTY MATTERS
SCHEDULE 4.8 — COMMERCIAL TORT CLAIMS

Exhibits to Pledge and Security Agreement
EXHIBIT A — PLEDGE SUPPLEMENT

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This PLEDGE AND SECURITY AGREEMENT, dated as of December 31, 2020 (this “Agreement”), is entered into by and among EACH OF THE UNDERSIGNED, whether as an original signatory hereto or as an Additional Grantor (as herein defined) (each, a “Grantor” and, collectively, the “Grantors”), and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as collateral agent for the Secured Parties (as herein defined) (in such capacity as collateral agent, the “Collateral Agent”).
RECITALS:
WHEREAS, reference is made to that certain Credit and Guaranty Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among LANDEC CORPORATION, CURATION FOODS, INC. and LIFECORE BIOMEDICAL, INC. (each a “Company” and collectively, the “Companies”), the other Credit Parties party thereto from time to time, the lenders party thereto from time to time (the “Lenders”), and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Administrative Agent and Collateral Agent;
WHEREAS, subject to the terms and conditions of the Credit Agreement, certain Grantors may enter into one or more Hedge Agreements with one or more Lender Counterparties;
WHEREAS, in consideration of the extensions of credit and other accommodations of Lenders and Lender Counterparties as set forth in the Credit Agreement and the Hedge Agreements, respectively, each Grantor has agreed to secure such Grantor’s obligations under the Credit Documents and the Hedge Agreements as set forth herein; and
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, and other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, each Grantor and Collateral Agent agree as follows:
SECTION 1.    DEFINITIONS.
1.1    General Definitions. In this Agreement, the following terms shall have the following meanings:
“ABL Agent” shall have the meaning given to such term in the Intercreditor Agreement.
“Account Debtor” shall mean each Person who is obligated on a Receivable or any Supporting Obligation related thereto.
“Accounts” shall mean all “accounts” as defined in Article 9 of the UCC.
“Additional Grantors” shall have the meaning assigned in Section 5.3.
“Agreement” shall have the meaning set forth in the preamble.
“Assigned Agreements” shall mean all agreements and contracts to which each Grantor is a party as of the date hereof, or to which any Grantor becomes a party after the date hereof, including, without limitation, each Material Contract, as each such agreement may be amended, supplemented or otherwise modified from time to time.
“Cash Proceeds” shall have the meaning assigned in Section 7.7.

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“Chattel Paper” shall mean all “chattel paper” as defined in Article 9 of the UCC, including, without limitation, “electronic chattel paper” or “tangible chattel paper”, as each term is defined in Article 9 of the UCC.
“Collateral” shall have the meaning assigned in Section 2.1.
“Collateral Agent” shall have the meaning set forth in the preamble.
“Collateral Records” shall mean books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Collateral Support” shall mean all property (real or personal) assigned, hypothecated or otherwise securing any Collateral and shall include any security agreement or other agreement granting a lien or security interest in such real or personal property.
“Commercial Tort Claims” shall mean all “commercial tort claims” as defined in Article 9 of the UCC, including, without limitation, all commercial tort claims listed on Schedule 4.8 (as such schedule may be amended or supplemented from time to time).
“Commodities Accounts” (i) shall mean all “commodity accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Commodities Accounts” (as such schedule may be amended or supplemented from time to time).
“Company” or “Companies” shall have the meaning set forth in the recitals.
“Controlled Foreign Corporation” shall mean “controlled foreign corporation” as defined in the Internal Revenue Code.
“Copyright Licenses” shall mean any and all agreements providing for the granting of any right in or to Copyrights (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(B) (as such schedule may be amended or supplemented from time to time).
“Copyrights” shall mean all United States, and foreign copyrights (including community designs), including but not limited to copyrights in software and databases, and all Mask Works (as defined under 17 U.S.C. 901 of the U.S. Copyright Act), whether registered or unregistered, and, with respect to any and all of the foregoing: (i) all registrations and applications therefor including, without limitation, the registrations and applications referred to in Schedule 4.7(A) (as such schedule may be amended or supplemented from time to time), (ii) all extensions and renewals thereof, (iii) all rights corresponding thereto throughout the world, (iv) all rights to sue for past, present and future infringements thereof, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages and proceeds of suit.
“Credit Agreement” shall have the meaning set forth in the recitals.

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“Deposit Accounts” (i) shall mean all “deposit accounts” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4 under the heading “Deposit Accounts” (as such schedule may be amended or supplemented from time to time).
“Documents” shall mean all “documents” as defined in Article 9 of the UCC.
“Equipment” shall mean: (i) all “equipment” as defined in Article 9 of the UCC, (ii) all machinery, manufacturing equipment, data processing equipment, computers, office equipment, furnishings, furniture, appliances, fixtures and tools (in each case, regardless of whether characterized as equipment under the UCC) and (iii) all accessions or additions thereto, all parts thereof, whether or not at any time of determination incorporated or installed therein or attached thereto, and all replacements therefor, wherever located, now or hereafter existing, including any fixtures.
“General Intangibles” (i) shall mean all “general intangibles” as defined in Article 9 of the UCC, including “payment intangibles” also as defined in Article 9 of the UCC and (ii) shall include, without limitation, all interest rate or currency protection or hedging arrangements, all tax refunds, all licenses, permits, concessions and authorizations, all Assigned Agreements and all Intellectual Property (in each case, regardless of whether characterized as general intangibles under the UCC).
“Goods” (i) shall mean all “goods” as defined in Article 9 of the UCC and (ii) shall include, without limitation, all Inventory and Equipment (in each case, regardless of whether characterized as goods under the UCC).
“Grantors” shall have the meaning set forth in the preamble.
“Instruments” shall mean all “instruments” as defined in Article 9 of the UCC.
“Insurance” shall mean (i) all insurance policies covering any or all of the Collateral (regardless of whether Collateral Agent is the loss payee thereof) and (ii) any key man life insurance policies.
“Intellectual Property” shall mean, collectively, the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses, the Trade Secrets, and the Trade Secret Licenses.
“Inventory” shall mean (i) all “inventory” as defined in Article 9 of the UCC and (ii) all goods held for sale or lease or to be furnished under contracts of service or so leased or furnished, all raw materials, work in process, finished goods, and materials used or consumed in the manufacture, packing, shipping, advertising, selling, leasing, furnishing or production of such inventory or otherwise used or consumed in any Grantor’s business; all goods in which any Grantor has an interest in mass or a joint or other interest or right of any kind; and all goods which are returned to or repossessed by any Grantor, all computer programs embedded in any goods and all accessions thereto and products thereof (in each case, regardless of whether characterized as inventory under the UCC).
“Investment Accounts” shall mean Securities Accounts, Commodities Accounts and Deposit Accounts.
“Investment Related Property” shall mean: (i) all “investment property” (as such term is defined in Article 9 of the UCC) and (ii) all of the following (regardless of whether classified as

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investment property under the UCC): all Pledged Equity Interests, Pledged Debt, the Investment Accounts and certificates of deposit.
“Letter of Credit Right” shall mean “letter-of-credit right” as defined in Article 9 of the UCC.
“Money” shall mean “money” as defined in the UCC.
“Patent Licenses” shall mean all agreements providing for the granting of any right in or to Patents (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(D) (as such schedule may be amended or supplemented from time to time).
“Patents” shall mean all United States and foreign patents and certificates of invention, or similar industrial property rights, and applications for any of the foregoing, including, but not limited to: (i) each patent and patent application referred to in Schedule 4.7(C) hereto (as such schedule may be amended or supplemented from time to time), (ii) all reissues, divisions, continuations, continuations-in-part, extensions, renewals, and reexaminations thereof, (iii) all rights corresponding thereto throughout the world, (iv) all inventions and improvements described therein, (v) all rights to sue for past, present and future infringements thereof, (vi) all licenses, claims, damages, and proceeds of suit arising therefrom, and (vii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
“Pledge Supplement” shall mean any supplement to this agreement in substantially the form of Exhibit A.
“Pledged Debt” shall mean all Indebtedness owed to any Grantor, including, without limitation, all Indebtedness described on Schedule 4.4(A) under the heading “Pledged Debt” (as such schedule may be amended or supplemented from time to time), issued by the obligors named therein, the instruments evidencing such Indebtedness, and all interest, cash, instruments and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Indebtedness.
“Pledged Equity Interests” shall mean all Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests.
“Pledged LLC Interests” shall mean all interests in any limited liability company owned by any Grantor including, without limitation, all limited liability company interests listed on Schedule 4.4(A) under the heading “Pledged LLC Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such limited liability company interests and any interest of such Grantor on the books and records of such limited liability company or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such limited liability company interests.
“Pledged Partnership Interests” shall mean all interests in any general partnership, limited partnership, limited liability partnership or other partnership, in each case, owned by any Grantor, including, without limitation, all partnership interests listed on Schedule 4.4(A) under the heading “Pledged Partnership Interests” (as such schedule may be amended or supplemented from time to time)

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and the certificates, if any, representing such partnership interests and any interest of such Grantor on the books and records of such partnership or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such partnership interests.
“Pledged Stock” shall mean all shares of Capital Stock owned by any Grantor, including, without limitation, all shares of Capital Stock described on Schedule 4.4(A) under the heading “Pledged Stock” (as such schedule may be amended or supplemented from time to time), and the certificates, if any, representing such shares and any interest of such Grantor in the entries on the books of the issuer of such shares or on the books of any securities intermediary pertaining to such shares, and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such shares.
“Pledged Trust Interests” shall mean all interests in a Delaware business trust or other trust owned by any Grantor, including, without limitation, all trust interests listed on Schedule 4.4(A) under the heading “Pledged Trust Interests” (as such schedule may be amended or supplemented from time to time) and the certificates, if any, representing such trust interests and any interest of such Grantor on the books and records of such trust or on the books and records of any securities intermediary pertaining to such interest and all dividends, distributions, cash, warrants, rights, options, instruments, securities and other property or proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such trust interests.
“Proceeds” shall mean: (i) all “proceeds” as defined in Article 9 of the UCC, (ii) payments or distributions made with respect to any Investment Related Property and (iii) whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary.
“Receivables” shall mean all rights to payment, whether or not earned by performance, for goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including, without limitation all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all of Grantor’s rights, if any, in any goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Receivables Records.
“Receivables Records” shall mean (i) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables, (ii) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating to Receivables, including, without limitation, all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of Grantor or any computer bureau or agent from time to time acting for Grantor or otherwise, (iii) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including, without limitation, lien search reports, from filing or other registration offices, (iv) all credit information, reports and memoranda relating thereto and (v) all other written or nonwritten forms of information related in any way to the foregoing or any Receivable.

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“Record” shall have the meaning specified in Article 9 of the UCC.
“Secured Obligations” shall have the meaning assigned in Section 3.1.
“Secured Parties” shall mean the Agents, Lenders and Lender Counterparties and shall include, without limitation, all former Agents, Lenders and Lender Counterparties to the extent that any Obligations owing to such Persons were incurred while such Persons were Agents, Lenders or Lender Counterparties and such Obligations have not been paid or satisfied in full.
“Securities Accounts” (i) shall mean all “securities accounts” as defined in Article 8 of the UCC and (ii) shall include, without limitation, all of the accounts listed on Schedule 4.4(A) under the heading “Securities Accounts” (as such schedule may be amended or supplemented from time to time).
“Supporting Obligation” shall mean all “supporting obligations” as defined in Article 9 of the UCC.
“Trademark Licenses” shall mean any and all agreements providing for the granting of any right in or to Trademarks (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(F) (as such schedule may be amended or supplemented from time to time).
“Trademarks” shall mean all United States, and foreign trademarks, trade names, corporate names, company names, business names, fictitious business names, Internet domain names, service marks, certification marks, collective marks, logos, other source or business identifiers, designs and general intangibles of a like nature, all registrations and applications for any of the foregoing including, but not limited to: (i) the registrations and applications referred to in Schedule 4.7(E) (as such schedule may be amended or supplemented from time to time), (ii) all extensions or renewals of any of the foregoing, (iii) all of the goodwill of the business connected with the use of and symbolized by the foregoing, (iv) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and (v) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
“Trade Secret Licenses” shall mean any and all agreements providing for the granting of any right in or to Trade Secrets (whether a Grantor is licensee or licensor thereunder) including, without limitation, each agreement referred to in Schedule 4.7(G) (as such schedule may be amended or supplemented from time to time).
“Trade Secrets” shall mean all trade secrets and all other confidential or proprietary information and know-how now or hereafter owned or used in, or contemplated at any time for use in, the business of any Grantor, whether or not such Trade Secret has been reduced to a writing or other tangible form, including all documents and things embodying, incorporating, or referring in any way to such Trade Secret, including but not limited to: (i) the right to sue for past, present and future misappropriation or other violation of any Trade Secret, and (ii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.
“United States” or “U.S.” shall mean the United States of America.

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1.2    Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement or, if not defined therein, in the UCC. References to “Sections,” “Exhibits” and “Schedules” shall be to Sections, Exhibits and Schedules, as the case may be, of this Agreement unless otherwise specifically provided. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. All other rules of interpretation under Section 1.3 of the Credit Agreement are hereby incorporated by reference as if fully set forth herein.
SECTION 2.    GRANT OF SECURITY.
2.1    Grant of Security. Each Grantor hereby grants to Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in, to and under all personal property of such Grantor including, but not limited to the following, in each case whether now owned or existing or hereafter acquired or arising and wherever located (all of which being hereinafter collectively referred to as the “Collateral”):
(a)    Accounts;
(b)    Chattel Paper;
(c)    Commercial Tort Claims;
(d)    Documents;
(e)    General Intangibles;
(f)    Goods;
(g)    Instruments;
(h)    Insurance;
(i)    Intellectual Property;
(j)    Investment Related Property;
(k)    Letter of Credit Rights;
(l)    Money;

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(m)    Receivables and Receivable Records;
(n)    to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any of the foregoing; and
(o)    to the extent not otherwise included above, all Proceeds, products, accessions, rents and profits of or in respect of any of the foregoing.
2.2    Certain Limited Exclusions. Notwithstanding anything herein or in any other Credit Document to the contrary, in no event shall the term “Collateral” (or any component comprising of such definition) include or the security interest granted under Section 2.1 attach to the following (collectively, the “Excluded Property”):
(a)    any motor vehicles and other assets subject to certificates of title, except to the extent (i) that the fair market value of such motor vehicle individually exceeds $100,000 or (ii) that such asset may be perfected by the filing of a UCC-1 financing statement;
(b)    any lease, permit, license, contract, property rights or agreement (including the Windset Investment) or any property subject to a purchase money security interest, capital lease obligation or similar arrangement to which any Grantor is a party or any of its rights or interests thereunder if and for so long as the grant of such security interest shall constitute or result in (i) the abandonment, invalidation or unenforceability of any right, title or interest of any Grantor therein (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9406, 9407, 9-408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), (ii) a breach or termination pursuant to the terms of, or a default under (including requirement of the consent of any Person to the grant of such security interest not otherwise obtained), any such lease, permit, license, contract, property rights, agreement or purchase money arrangement, capital lease obligation or similar arrangement (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9406, 9407, 9408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity), or (iii) a violation of any law, rule or regulation application to such Grantor (other than to the extent that any such violation would be rendered ineffective pursuant to Sections 9406, 9407, 9-408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity); provided however that the Collateral shall include and such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability, breach, termination, right of termination or default shall be remedied and to the extent severable, shall attach immediately to any portion of such lease, license, contract, property rights or agreement that does not result in any of the consequences specified in (x) or (y) above;
(c)    any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby other than to the extent that any such restrictions would be rendered ineffective pursuant to Sections 9406, 9407, 9-408 or 9409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity);
(d)    any intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the

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period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law;
(e)    any Deposit Accounts or Securities Accounts that constitute “Excluded Accounts”; or
(f)    any of the outstanding capital stock of a Controlled Foreign Corporation in excess of 65% of the voting power of all classes of capital stock of such Controlled Foreign Corporation entitled to vote; provided, that immediately upon the amendment of the Internal Revenue Code to allow the pledge of a greater percentage of the voting power of capital stock in a Controlled Foreign Corporation without adverse tax consequences, the Collateral shall include, and the security interest granted by each Grantor shall attach to, such greater percentage of capital stock of each Controlled Foreign Corporation.
Notwithstanding anything in this Section 2.2 to the contrary, (i) Proceeds of the Excluded Property and Accounts and Payment Intangibles (as defined in the UCC) arising therefrom (unless any such Proceeds, Accounts or Payment Intangibles would in itself constitute an asset described in clauses (a) through (f)), shall not be excluded from the Collateral pursuant to this Section 2.2 and (ii) if and when any property shall cease to be Excluded Property, a security interest in and continuing lien on such property shall automatically be deemed granted therein to Collateral Agent, for the benefit of the Secured Parties.
SECTION 3.    SECURITY FOR OBLIGATIONS; GRANTORS REMAIN LIABLE.
3.1    Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a) (and any successor provision thereof)), of all Obligations with respect to every Grantor (collectively, the “Secured Obligations”).
3.2    Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for all obligations with respect to the Collateral and nothing contained herein is intended or shall be a delegation of duties to Collateral Agent or any Secured Party, (b) each Grantor shall remain liable under each of the agreements included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof and neither Collateral Agent nor any Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto nor shall Collateral Agent nor any Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral, including, without limitation, any agreements relating to Pledged Equity Interests, and (c) the exercise by Collateral Agent of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

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SECTION 4.    REPRESENTATIONS AND WARRANTIES AND COVENANTS.
4.1    Generally.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    it owns the Collateral purported to be owned by it or otherwise has the rights it purports to have in each item of Collateral and, as to all Collateral whether now existing or hereafter acquired, will continue to own or have such rights in each item of the Collateral, in each case free and clear of any and all Liens, rights or claims of all other Persons other than Permitted Liens;
(ii)    it has indicated on Schedule 4.1(A) (as such schedule may be amended or supplemented from time to time): (w) the type of organization of such Grantor, (x) the jurisdiction of organization of such Grantor, (y) its organizational identification number and (z) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof has been, located.
(iii)    the full legal name of such Grantor is as set forth on Schedule 4.1(A), and it has not done in the last five (5) years, and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth on Schedule 4.1(B) (as such schedule may be amended or supplemented from time to time);
(iv)    except as set forth on Schedule 4.1(C), it has not changed its name, jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the last five (5) years;
(v)    it has not within the last five (5) years become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated;
(vi)    (u) upon the filing of all UCC financing statements naming each Grantor as “debtor” and Collateral Agent as “secured party” and describing the Collateral, including, without limitation, a description of “all assets” or words of similar effect, in the filing offices set forth opposite such Grantor’s name on Schedule 4.1(D) hereof (as such schedule may be amended or supplemented from time to time) and other filings delivered by each Grantor, (v) upon delivery of all Instruments, Chattel Paper and certificated Pledged Equity Interests and Pledged Debt, (w) upon sufficient identification of Commercial Tort Claims, (x) upon execution of a control agreement establishing Collateral Agent’s “control” (within the meaning of Section 8106, 9106 or 9104 of the UCC, as applicable) with respect to any Investment Account, (y) upon consent of the issuer with respect to Letter of Credit Rights and (z) to the extent perfection of the Lien therein is not subject to Article 9 of the UCC, upon recordation of the security interests granted hereunder in Patents, Trademarks and Copyrights in the applicable intellectual property registries, including but not limited to the United States Patent and Trademark Office and the United States Copyright Office, in each case, to the extent required hereunder, the security interests granted to Collateral Agent hereunder constitute valid and perfected First Priority Liens

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(subject in the case of priority only to Permitted Liens and to the rights of the United States government (including any agency or department thereof) with respect to United States government Receivables) on all of the Collateral to the extent such Collateral can be perfected by such filings or actions;
(vii)    to the extent required hereunder or under any other Credit Documents, all actions and consents, including all filings, notices, registrations and recordings necessary for the exercise by Collateral Agent of the voting or other rights set forth in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained, except (A) for the notices and filings contemplated by clause (vi) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;
(viii)    other than the financing statements filed in favor of Collateral Agent, no effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for (x) financing statements for which proper termination statements have been delivered to Collateral Agent for filing and (y) financing statements filed in connection with Permitted Liens;
(ix)    no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required for either (i) the pledge or grant by such Grantor of the Liens created or purported to be created in favor of Collateral Agent hereunder or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (A) for the notices and filings contemplated by clause (vi) above and (B) as may be required, in connection with the disposition of any Investment Related Property, by laws generally affecting the offering and sale of Securities;
(x)    all information supplied by any Grantor with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects;
(xi)    none of the Collateral constitutes, or is the Proceeds of, “farm products” (as defined in the UCC);
(xii)    it does not own any “as extracted collateral” (as defined in the UCC) or any timber to be cut;
(xiii)    such Grantor has not become bound as a debtor, either by contract or by operation of law, by a security agreement previously entered into by another Person; and
(xiv)    such Grantor has been duly organized as an entity of the type as set forth opposite such Grantor’s name on Schedule 4.1(A) solely under the laws of the jurisdiction as set forth opposite such Grantor’s name on Schedule 4.1(A) and remains duly existing as such. Such Grantor has not organized in any other jurisdiction.

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(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    except for the security interest created by this Agreement, it shall not create or suffer to exist any Lien upon or with respect to any of the Collateral, except Permitted Liens, and such Grantor shall defend the Collateral against all Persons at any time claiming any interest therein;
(ii)    it shall not produce, use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement or any applicable statute, regulation or ordinance or any policy of insurance covering the Collateral;
(iii)    it shall not change such Grantor’s name, chief executive office, type of organization or jurisdiction of organization unless permitted by the Credit Agreement and provided that it shall have (a) notified Collateral Agent in writing, by executing and delivering to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, no later than the deadline set forth in Section 5.1(n) of the Credit Agreement, identifying such new proposed name, chief executive office, type of organization, jurisdiction of organization and providing such other information in connection therewith as Collateral Agent may reasonably request and (b) taken all actions necessary or reasonably requested by Collateral Agent to maintain the continuous validity, perfection and the same or better priority of Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby;
(iv)    if Collateral Agent or any Secured Party gives value to enable Grantor to acquire rights in or the use of any Collateral, it shall use such value for such purposes;
(v)    upon such Grantor or any officer of such Grantor obtaining knowledge thereof, it shall promptly notify Collateral Agent in writing of any event that may have a Material Adverse Effect on the value of the Collateral or any portion thereof, the ability of any Grantor or Collateral Agent to dispose of the Collateral or any portion thereof, or the rights and remedies of Collateral Agent in relation thereto, including, without limitation, the levy of any legal process against the Collateral or any portion thereof;
(vi)    it shall not take or permit any action which could impair Collateral Agent’s rights in the Collateral; and
(vii)    it shall not sell, transfer or assign (by operation of law or otherwise) any Collateral except as otherwise permitted by the Credit Agreement.
4.2    Equipment and Inventory.
(a)    Representations and Warranties. Each Grantor represents and warrants, to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    all of the Equipment and Inventory included in the Collateral (other than (i) Inventory temporarily held by vendors or other third parties for storage, reprocessing or otherwise to have value added, (ii) Equipment moved for repair or refurbishment, (iii) Equipment or Inventory in transit in the ordinary course of business, or (iv) Equipment or Inventory that has a fair market value in an aggregate amount not to exceed $100,000) is kept

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only at the locations specified in Schedule 4.2 (as such schedule may be amended or supplemented from time to time);
(ii)    any Goods now or hereafter produced by any Grantor included in the Collateral have been and will be produced in compliance with the requirements of the Fair Labor Standards Act, as amended; and
(iii)    except as specified in Schedule 4.2, none of the Inventory or Equipment with a fair market value in excess of $100,000 is in the possession of an issuer of a negotiable document (as defined in Section 7104 of the UCC) therefor or otherwise in the possession of a bailee or a warehouseman.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    it shall keep the Equipment, Inventory and any Documents evidencing any Equipment and Inventory with a fair market value in excess of $100,000 (other than (i) Inventory temporarily held by vendors or other third parties for storage, reprocessing or otherwise to have value added, (ii) Equipment moved for repair or refurbishment, and (iii) Equipment or Inventory in transit in the ordinary course of business) in the locations specified on Schedule 4.2 (as such schedule may be amended or supplemented from time to time) unless it shall have (a) notified Collateral Agent in writing of such change, and by executing and delivering to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, within (30) days of any change in locations (or such longer period as reasonably agreed to by Collateral Agent), identifying such new locations and providing such other information in connection therewith as Collateral Agent may reasonably request and (b) taken all actions reasonably requested by Collateral Agent to maintain the continuous validity, perfection and the same or better priority of Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby, or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to such Equipment and Inventory;
(ii)    it shall keep correct and accurate records of the Inventory, itemizing and describing the kind, type and quantity of Inventory, such Grantor’s cost therefor and (where applicable) the current list prices for the Inventory, in each case, in reasonable detail and in all material respects;
(iii)    it shall not deliver any Document evidencing any Equipment or Inventory to any Person other than the issuer of such Document to claim the Goods evidenced therefor, Collateral Agent or, subject to the terms of the Intercreditor Agreement, the ABL Agent;
(iv)    if any Equipment or Inventory with an aggregate fair market value of $100,000 is in possession or control of any third party, at the reasonable request of the Collateral Agent and following the occurrence and during the continuation of an Event of Default, each Grantor shall join with Collateral Agent in notifying the third party of Collateral Agent’s security interest; and
(v)    with respect to any item of Equipment which is covered by a certificate of title under a statute of any jurisdiction under the law of which indication of a

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security interest on such certificate is required as a condition of perfection thereof, upon the reasonable request of Collateral Agent, the applicable Grantor shall (A) provide information with respect to any such Equipment with a fair market value in excess of $100,000 individually, (B) execute and file with the registrar of motor vehicles or other appropriate authority in such jurisdiction an application or other document requesting the notation or other indication of the security interest created hereunder on such certificate of title, and (C) deliver to Collateral Agent copies of all such applications, certificates of title or other documents.
4.3    Receivables.
(a)    Representations and Warranties. Each Grantor represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    each material Receivable (a) to such Grantor’s knowledge, is and will be the legal, valid and binding obligation of the Account Debtor in respect thereof, representing an unsatisfied obligation of such Account Debtor, (b) is and will be enforceable in accordance with its terms, (c) is not and will not be subject to any setoffs, defenses, taxes, counterclaims (except with respect to refunds, returns and allowances in the ordinary course of business with respect to damaged merchandise) and (d) is and will be in material compliance with all applicable laws, whether federal, state, local or foreign, in each case;
(ii)    no Account Debtor in respect of any Receivables having an aggregate face value in excess of $100,000 is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign to the extent such Receivables are subject to the Assignment of Claims Act of 1940, as amended, 31 U.S.C. § 3727, 41 U.S.C. § 15, any applicable rules, regulations and interpretations issued pursuant thereto, and any amendments to any of the foregoing, or any equivalent or similar state, municipal or foreign statute or law (“Assignment of Claims Act Statutes”). No Receivables having an aggregate face value in excess of $100,000 requires the consent of the Account Debtor in respect thereof in connection with the pledge hereunder, except any consent which has been obtained;
(iii)    no Receivable is evidenced by, or constitutes, an Instrument or Chattel Paper which has not been delivered to, or otherwise subjected to the control of, Collateral Agent to the extent required by, and in accordance with Section 4.3(c).
(b)    Covenants and Agreements: Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    it shall keep and maintain at its own cost and expense satisfactory and complete records, in all material respects, of the Receivables, including, but not limited to, records of all payments received and all credits granted on the Receivables, all merchandise returned and all other dealings therewith;
(ii)    it shall use commercially reasonable efforts to mark conspicuously, in form and manner reasonably satisfactory to Collateral Agent, all tangible Chattel Paper, Instruments and other evidence of Receivables (other than any delivered to Collateral Agent as set forth herein) have an aggregate face value in excess of $100,000, as well as the

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Receivables Records (if requested by Collateral Agent) with an appropriate reference to the fact that Collateral Agent has a security interest therein;
(iii)    it shall perform in all material respects all of its obligations with respect to the Receivables;
(iv)    other than in the ordinary course of business as generally conducted by it on and prior to the date hereof, and except as otherwise provided in subsection (v) below, following an Event of Default, such Grantor shall not (w) grant any extension or renewal of the time of payment of any Receivable, (x) compromise or settle any dispute, claim or legal proceeding with respect to any Receivable for less than the total unpaid balance thereof, (y) release, wholly or partially, any Person liable for the payment thereof, or (z) allow any credit or discount thereon;
(v)    except as otherwise provided in this subsection, each Grantor shall continue to collect all amounts due or to become due to such Grantor under the Receivables and any Supporting Obligation and diligently exercise each material right it may have under any Receivable any Supporting Obligation or Collateral Support, in each case, at its own expense, and in connection with such collections and exercise, such Grantor shall take such action as such Grantor or, following the occurrence and during the continuation of an Event of Default, Collateral Agent may deem necessary or advisable. Notwithstanding the foregoing, Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default to notify, or require any Grantor to notify, any Account Debtor of Collateral Agent’s security interest in the Receivables and any Supporting Obligation and Collateral Agent may: (1) direct the Account Debtors under any Receivables to make payment of all amounts due or to become due to such Grantor thereunder directly to Collateral Agent; (2) notify, or require any Grantor to notify, each Person maintaining a lockbox or similar arrangement to which Account Debtors under any Receivables have been directed to make payment to remit all amounts representing collections on checks and other payment items from time to time sent to or deposited in such lockbox or other arrangement directly to Collateral Agent; and (3) enforce, at the expense of such Grantor, collection of any such Receivables and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done. If Collateral Agent notifies any Grantor that it has elected to collect the Receivables in accordance with the preceding sentence, any payments of Receivables received by such Grantor shall be forthwith (and in any event within two (2) Business Days) deposited by such Grantor into an account designated by Collateral Agent in the exact form received, duly indorsed by such Grantor to Collateral Agent if required, , and until so turned over, all amounts and proceeds (including checks and other instruments) received by such Grantor in respect of the Receivables, any Supporting Obligation or Collateral Support shall be received in trust for the benefit of Collateral Agent hereunder and shall be segregated from other funds of such Grantor and such Grantor shall not adjust, settle or compromise the amount or payment of any Receivable, or release wholly or partly any Account Debtor or obligor thereof, or allow any credit or discount thereon;
(vi)    it shall use its best efforts to keep in full force and effect any Supporting Obligation or Collateral Support relating to any Receivable; and

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(vii)    in respect of any Receivables having an aggregate face value of $100,000, the Account Debtor of which is the government of the United States, any agency or instrumentality thereof, any state or municipality or any foreign sovereign to the extent such Receivables are subject to an Assignment of Claims Act Statute, the Grantors shall give Collateral Agent written notice thereof and at the request of the Collateral Agent at any time following the occurrence and during the continuance of an Event of Default, the applicable Grantor shall promptly execute and deliver any documentation and take any other action reasonably requested by Collateral Agent to comply with the applicable Assignment of Claims Act Statutes.
(c)    Delivery and Control of Receivables. With respect to any Receivables having an aggregate face value in excess of $100,000 individually or $200,000 in the aggregate that is evidenced by, or constitute, Chattel Paper or Instruments, each Grantor shall cause each originally executed copy thereof to be delivered to Collateral Agent (or its agent or designee) appropriately indorsed to Collateral Agent or indorsed in blank: (i) with respect to any such Receivables in existence on the date hereof, on or prior to the date hereof and (ii) with respect to any such Receivables hereafter arising, within thirty (30) days of such Grantor acquiring rights therein (or such longer period as reasonably agreed to by Collateral Agent). Following the occurrence and during the continuation of an Event of Default, any Receivable not otherwise required to be delivered or subjected to the control of Collateral Agent in accordance with this subsection (c) shall be delivered or subjected to such control upon request of Collateral Agent.
4.4    Investment Related Property.
4.4.1    Investment Related Property Generally
(a)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    in the event it acquires rights in any Investment Related Property after the date hereof, it shall deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, reflecting such new Investment Related Property. Notwithstanding the foregoing, it is understood and agreed that the security interest of Collateral Agent shall attach to all Investment Related Property immediately upon any Grantor’s acquisition of rights therein and shall not be affected by the failure of any Grantor to deliver a supplement to Schedule 4.4 as required hereby;
(ii)    except as set forth in the next sentence, in the event such Grantor receives any dividends, interest or distributions on any Investment Related Property, or any securities or other property upon the merger, consolidation, liquidation or dissolution of any issuer of any Investment Related Property, then (a) such dividends, interest or distributions and securities or other property shall be included in the definition of Collateral without further action and (b) such Grantor shall immediately take all steps, if any, reasonably necessary or reasonably requested by Collateral Agent to ensure the validity, perfection, priority and, if applicable, control of Collateral Agent over such Investment Related Property (including, without limitation, delivery thereof to Collateral Agent), and pending any such action such Grantor shall be deemed to hold such dividends, interest, distributions, securities or other property in trust for the benefit of Collateral Agent and shall segregate such

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dividends, distributions, Securities or other property from all other property of such Grantor; provided, so long as no Event of Default shall have occurred and be continuing and Collateral Agent has not provided written notice to the contrary, Collateral Agent authorizes each Grantor to retain all ordinary Cash dividends and distributions paid in the normal course of the business of the issuer and all scheduled payments of interest, in each case, solely to the extent the same is expressly permitted by the terms and provisions of the Credit Agreement;
(iii)    such Grantor consents to the grant by each other Grantor of a Security Interest in all Investment Related Property to Collateral Agent.
(b)    Delivery and Control.
(i)    Each Grantor agrees that with respect to any Investment Related Property in which it currently has rights it shall comply with the provisions of this Section 4.4.1(b) in accordance with the timeline established by Section 5.15 of the Credit Agreement and with respect to any Investment Related Property hereafter acquired by such Grantor it shall comply with the provisions of this Section 4.4.1(b) immediately upon acquiring rights therein, in each case in form and substance satisfactory to Collateral Agent. With respect to any Investment Related Property that is represented by a certificate or that is an “instrument” (other than any Investment Related Property credited to a Securities Account) it shall cause such certificate or instrument to be delivered to Collateral Agent, indorsed in blank by an “effective indorsement” (as defined in Section 8107 of the UCC), regardless of whether such certificate constitutes a “certificated security” for purposes of the UCC. With respect to any Investment Related Property that is an “uncertificated security” for purposes of the UCC (other than any “uncertificated securities” credited to a Securities Account), it shall cause the issuer of such uncertificated security to execute an uncertificated securities control agreement in form and substance reasonably satisfactory to Collateral Agent, pursuant to which such issuer agrees to comply with Collateral Agent’s instructions with respect to such uncertificated security without further consent by such Grantor; and
(ii)    with respect to any Investment Related Property, no Grantor shall permit Article 8 of the UCC to govern the Investment Related Property and shall not permit the Investment Related Property to be certificated or otherwise evidenced by a “security certificate” (as defined in Article 8 of the UCC), unless, in each case, such Grantor complies with the applicable provisions of this Section 4.4.1.
(c)    Voting and Distributions.
(i)    So long as no Event of Default shall have occurred and be continuing, until written notice from Collateral Agent:
(A) to such Grantor (which may be given concurrently), except as otherwise set forth herein or in any other Credit Document, each Grantor shall be entitled to exercise or refrain from exercising any and all voting and other consensual rights pertaining to the Investment Related Property or any part thereof for any purpose not inconsistent with the terms of this Agreement or the Credit Document; and
(B) Collateral Agent shall promptly execute and deliver (or cause to be executed and delivered) to each Grantor all proxies, and other instruments as such Grantor may from time to time reasonably request for the purpose of enabling such Grantor to

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exercise the voting and other consensual rights when and to the extent which it is entitled to exercise pursuant to clause (A) above;
(ii)    Upon (x) the occurrence and during the continuation of an Event of Default and (y) upon written notice from Collateral Agent to any Grantor (which may be given concurrently):
(A)    all rights of such Grantor to exercise or refrain from exercising the voting and other consensual rights which it would otherwise be entitled to exercise pursuant this Agreement shall immediately cease and all such rights shall thereupon become vested in Collateral Agent who shall thereupon have the sole right to exercise such voting and other consensual rights; and
(B)    in order to permit Collateral Agent to exercise the voting and other consensual rights which it may be entitled to exercise pursuant to this Agreement and to receive all dividends and other distributions which it may be entitled to receive hereunder: (1) such Grantor shall promptly execute and deliver (or cause to be executed and delivered) to Collateral Agent all proxies, dividend payment orders and other instruments as Collateral Agent may from time to time reasonably request and (2) such Grantor acknowledges that Collateral Agent may utilize the power of attorney set forth in Section 6.1.
4.4.2    Pledged Equity Interests
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    Schedule 4.4(A), (B), (C), and (D) (as such schedules may be amended or supplemented from time to time) sets forth under the headings “Pledged Stock,” “Pledged LLC Interests,” “Pledged Partnership Interests” and “Pledged Trust Interests,” respectively, all of the Pledged Stock, Pledged LLC Interests, Pledged Partnership Interests and Pledged Trust Interests owned by any Grantor and such Pledged Equity Interests constitute the percentage of issued and outstanding shares of stock, percentage of membership interests, percentage of partnership interests or percentage of beneficial interest of the respective issuers thereof indicated on such Schedules;
(ii)    except as set forth on Schedule 4.4(B), it has not acquired any equity interests of another entity or substantially all the assets of another entity within the last five (5) years;
(iii)    it is the record and beneficial owner of the Pledged Equity Interests free of all Liens, rights or claims of other Persons other than Permitted Liens and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any Pledged Equity Interests;
(iv)    without limiting the generality of Section 4.1(a)(v), no consent of any Person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or desirable in

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connection with the creation, perfection or First Priority status of the security interest of Collateral Agent in any Pledged Equity Interests or the exercise by Collateral Agent of the voting or other rights set forth in this Agreement or the exercise of remedies in respect thereof;
(v)    none of the Pledged LLC Interests nor Pledged Partnership Interests are or represent interests in issuers that: (a) are registered as investment companies or (b) are dealt in or traded on securities exchanges or markets; and
(vi)    except as otherwise set forth on Schedule 4.4, all of the Pledged LLC Interests and Pledged Partnership Interests are or represent interests in issuers that have not opted to be treated as securities under Article 8 of the UCC.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that:
(i)    without the prior written consent of Collateral Agent, it shall not vote to enable or take any other action to: (A) amend or terminate any Organizational Document in any manner not permitted by the Credit Agreement, (B) except as permitted by the Credit Agreement, permit any issuer of any Pledged Equity Interest to issue any additional stock, partnership interests, limited liability company interests or other equity interests of any nature or to issue securities convertible into or granting the right of purchase or exchange for any stock or other equity interest of any nature of such issuer, (C) except as permitted under the Credit Agreement, permit any issuer of any Pledged Equity Interest to dispose of all or a material portion of their assets, (D) waive any default under or breach of any terms of any Organizational Document relating to the issuer of any Pledged Equity Interest or the terms of any Pledged Debt, or (E) cause any issuer of any Pledged Partnership Interests or Pledged LLC Interests which are not securities (for purposes of the UCC) on the date hereof to elect or otherwise take any action to cause such Pledged Partnership Interests or Pledged LLC Interests to be treated as securities for purposes of the UCC; provided, however, notwithstanding the foregoing, if any issuer of any Pledged Partnership Interests or Pledged LLC Interests takes any such action in violation of the foregoing in this clause (E), such Grantor shall promptly notify Collateral Agent in writing of any such election or action and, in such event, shall take all steps necessary or reasonably requested by Collateral Agent to establish Collateral Agent’s “control” thereof;
(ii)    it shall comply with all of its obligations under any Organizational Document relating to Pledged Partnership Interests or Pledged LLC Interests and shall enforce all of its rights with respect to any Investment Related Property;
(iii)    without the prior written consent of Collateral Agent, it shall not permit any issuer of any Pledged Equity Interest to merge or consolidate unless concurrently with such merger or consolidation (or such later time as Collateral Agent may agree in its sole discretion) (A) such issuer creates a security interest that is perfected by a filed financing statement (that is not effective solely under section 9508 of the UCC) in Collateral in which such new debtor has or acquires rights, and (B) all the outstanding capital stock or other equity interests of the surviving or resulting Person is, upon such merger or consolidation, pledged hereunder and no cash, securities or other property is distributed in respect of the outstanding equity interests of any other constituent Grantor; provided, that if

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the surviving or resulting Grantors upon any such merger or consolidation involving an issuer which is a Controlled Foreign Corporation, then such Grantor shall only be required to pledge equity interests in accordance with Section 2.2; and
(iv)    each Grantor consents to the grant by each other Grantor of a security interest in all Investment Related Property to Collateral Agent and, without limiting the foregoing, consents to the transfer of any Pledged Equity Interest to Collateral Agent or its nominee following an Event of Default and to the substitution of Collateral Agent or its nominee as a shareholder, partner, member or otherwise as applicable with all the rights and powers related thereto.
4.4.3    Pledged Debt
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    Schedule 4.4 (as such schedule may be amended or supplemented from time to time) sets forth under the heading “Pledged Debt” all of the Pledged Debt owned by any Grantor (including any intercompany Indebtedness other than such Indebtedness evidenced by the Intercompany Note and Subordination), and to the knowledge of Grantor, all of such Pledged Debt has been duly authorized, authenticated or issued, and delivered and is the legal, valid and binding obligation of the issuers thereof and is not in default;
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that it shall notify Collateral Agent of any default under any Pledged Debt that has caused, either in any individual case or in the aggregate, a Material Adverse Effect.
4.4.4    Investment Accounts
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Securities Accounts” and “Commodities Accounts,” respectively, all of the Securities Accounts and Commodities Accounts constituting Collateral and in which each Grantor has an interest. Each Grantor is the sole entitlement holder of each such Securities Account and Commodity Account, and such Grantor has not consented to, and is not otherwise aware of, any Person (other than Collateral Agent) having “control” (within the meanings of Sections 8106 and 9106 of the UCC) over, or any other interest in, any such Securities Account or Commodity Account or securities or other property credited thereto;
(ii)    Schedule 4.4 hereto (as such schedule may be amended or supplemented from time to time) sets forth under the headings “Deposit Accounts” all of the Deposit Accounts constituting Collateral and in which each Grantor has an interest. The Grantor listed opposite each account number is the sole account holder of each such Deposit

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Account and such Grantor has not consented to, and is not otherwise aware of, any Person (other than (x) Collateral Agent and (y) with respect to Permitted Liens, the bank or other depositary institution at which such Deposit Account is maintained) “control” (within the meanings of Section 9104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein; and
(iii)    Each Grantor has taken all actions specified in Section 4.4.4(c), to: (a) establish Collateral Agent’s “control” (within the meanings of Sections 8106 and 9-106 of the UCC) over any portion of the Investment Related Property constituting Certificated Securities, Uncertificated Securities, Securities Accounts, Securities Entitlements or Commodities Accounts (each as defined in the UCC); (b) establish Collateral Agent’s “control” (within the meaning of Section 9104 of the UCC) over all Deposit Accounts; and (c) deliver all Instruments evidencing Investment Related Property with an aggregate face value in excess of $100,000 to Collateral Agent.
(b)    Covenant and Agreement. Each Grantor hereby covenants and agrees with the Collateral Agent and each other Secured Party that it shall not close or terminate any Investment Account without the prior consent of Collateral Agent and unless a successor or replacement account has been established with the consent of Collateral Agent with respect to which successor or replacement account a control agreement has been entered into by the appropriate Grantor, Collateral Agent and securities intermediary or depository institution at which such successor or replacement account is to be maintained in accordance with the provisions of Section 4.4.4(c).
(c)    Delivery and Control
(i)    With respect to any Investment Related Property consisting of Securities Accounts or Securities Entitlements with an aggregate face value in excess of $100,000, it shall cause the securities intermediary maintaining such Securities Account or Securities Entitlement to enter into a securities account control agreement, in form and substance reasonably satisfactory to Collateral Agent, pursuant to which it shall agree to comply with Collateral Agent’s “entitlement orders” without further consent by such Grantor. With respect to any Investment Related Property that is a Deposit Account (other than Excluded Accounts), it shall cause the depositary institution maintaining such account to enter into a deposit account control agreement, in form and substance reasonably satisfactory to Collateral Agent, pursuant to which Collateral Agent shall have “control” (within the meaning of Section 9104 of the UCC) over such Deposit Account. Each Grantor shall have entered into such control agreement or agreements with respect to: (i) any such Securities Accounts, Securities Entitlements or Deposit Accounts that exist on the Closing Date, in accordance with the timeline established pursuant to Section 5.15 of the Credit Agreement and (ii) any such Securities Accounts, Securities Entitlements or Deposit Accounts that are created or acquired after the Closing Date, as of or prior to the deposit or transfer of any such Securities Entitlements or funds, whether constituting moneys or investments, into such Securities Accounts or Deposit Accounts.
(ii)    In addition to the foregoing, if any issuer of any Investment Related Property is located in a jurisdiction outside of the United States, each Grantor shall take such additional actions, including causing the issuer to register the pledge on its books and records or making such filings or recordings, in each case as may be necessary or reasonably

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requested by Collateral Agent, under the laws of such issuer’s jurisdiction to insure the validity, perfection and priority of the security interest of Collateral Agent.
(iii)    Upon the occurrence of an Event of Default, Collateral Agent shall have the right, with notice to any Grantor (which may be given concurrently), to (x) transfer all or any portion of the Investment Related Property to its name or the name of its nominee or agent and/or (y) exchange any certificates or instruments representing any Investment Related Property for certificates or instruments of smaller or larger denominations.
4.5    [Reserved].
4.6    Letter of Credit Rights.
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    all material letters of credit to which such Grantor has rights are listed on Schedule 4.6 (as such schedule may be amended or supplemented from time to time) hereto; and
(ii)    to the extent not constituting Supporting Obligations, it has obtained the consent of each issuer of any letter of credit having an aggregate face value in excess $250,000 to the assignment of the proceeds of the letter of credit to Collateral Agent.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party that with respect to any letters of credit having an aggregate face value in excess of $250,000 hereafter arising, to the extent not constituting Supporting Obligations, it shall obtain the consent of the issuer thereof to the assignment of the proceeds of the letter of credit to Collateral Agent and shall deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto.
4.7    Intellectual Property.
(a)    Representations and Warranties. Except as disclosed in Schedule 4.7(H) (as such schedule may be amended or supplemented from time to time), each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that:
(i)    Schedule 4.7 (as such schedule may be amended or supplemented from time to time) sets forth a true and complete list of (i) all United States and foreign registrations of and applications for Patents, Trademarks, and Copyrights owned by each Grantor and (ii) all Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses material to the business of such Grantor;
(ii)    it is the sole and exclusive owner of the entire right, title, and interest in and to all Intellectual Property listed on Schedule 4.7 (as such schedule may be amended or supplemented from time to time), and owns or has the valid right to use all other Intellectual Property used in or necessary to conduct its business, free and clear of all Liens, claims, encumbrances and licenses, except for (A) Permitted Liens and (B) ownership rights of the

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licensor in respect of Patent Licenses, Trademark Licenses, Trade Secret Licenses and Copyright Licenses;
(iii)    all Intellectual Property material to the business of such Grantor is subsisting and has not been adjudged invalid or unenforceable, in whole or in part, and each Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes in all material respects required to maintain each and every registration and application of Copyrights, Patents and Trademarks material to the business of such Grantor in full force and effect;
(iv)    all Intellectual Property material to the business of such Grantor is valid and enforceable; no holding, decision, or judgment has been rendered in any action or proceeding before any court or administrative authority challenging the validity of, such Grantor’s right to register, or such Grantor’s rights to own or use, any Intellectual Property material to the business of such Grantor and no such action or proceeding is pending or, to the best of such Grantor’s knowledge, threatened;
(v)    all United States registrations and applications for Copyrights, Patents and Trademarks owned by such Grantor and material to the business of such Grantor are in the name of each Grantor, and none of the Trademarks, Patents, Copyrights or Trade Secrets has been licensed by any Grantor to any Affiliate or third party, except as disclosed in Schedule 4.7(B), (D), (F), or (G) (as each may be amended or supplemented from time to time);
(vi)    each Grantor has been using appropriate statutory notice of registration in connection with its use of registered Trademarks material to the business of such Grantor, proper marking practices in connection with the use of Patents material to the business of such Grantor, and appropriate notice of copyright in connection with the publication of Copyrights material to the business of such Grantor;
(vii)    each Grantor uses adequate standards of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademark Collateral material to the business of such Grantor and has taken, in all material respects, all action necessary to ensure that all licensees of the Trademark Collateral owned by such Grantor use such adequate standards of quality;
(viii)    to each Grantor’s knowledge, the conduct of such Grantor’s business does not infringe upon or otherwise violate any trademark, patent, copyright, trade secret or other intellectual property right owned or controlled by a third party; to each Grantor’s knowledge, no claim has been made that the use of any Intellectual Property owned or used by Grantor (or any of its respective licensees) violates the asserted rights of any third party;
(ix)    to the best of each Grantor’s knowledge, except as set forth on Schedule 4.7(H), no third party is infringing in any material respect upon or otherwise violating any rights in any material Intellectual Property owned or used by such Grantor, or any of its respective licensees;
(x)    no settlement or consents, covenants not to sue, nonassertion assurances, or releases have been entered into by Grantor or to which Grantor is bound that

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adversely affect Grantor’s rights to own or use any Intellectual Property material to the business of such Grantor; and
(xi)    no Grantor has made a previous assignment, sale, transfer or agreement constituting a present or future assignment, sale, transfer or agreement of any Intellectual Property that has not been terminated or released. There is no effective financing statement or other document or instrument now executed, or on file or recorded in any public office, granting a security interest in or otherwise encumbering any part of the Intellectual Property, other than in favor of Collateral Agent or in connection with a Permitted Lien.
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees with Collateral Agent and each other Secured Party as follows:
(i)    it shall not do any act or omit to do any act whereby any of the Intellectual Property which is material to the business of Grantor may lapse, or become abandoned, dedicated to the public, or unenforceable, or which would adversely affect the validity, grant, or enforceability of the security interest granted therein;
(ii)    it shall not, with respect to any Trademarks which are material to the business of any Grantor, cease the use of any of such Trademarks or fail to maintain the level of the quality of products sold and services rendered under any of such Trademark at a level at least substantially consistent with the quality of such products and services as of the date hereof, and each Grantor shall take all steps necessary to ensure that licensees of such Trademarks use such consistent standards of quality;
(iii)    it shall, within thirty (30) days of the creation or acquisition of any Copyrightable work or proprietary software which is material to the business of Grantor, apply to register the Copyright in the United States Copyright Office;
(iv)    it shall promptly notify Collateral Agent if it knows or has reason to know that any item of the Intellectual Property that is material to the business of any Grantor may become (a) abandoned or dedicated to the public or placed in the public domain, (b) invalid or unenforceable, or (c) subject to any adverse determination or development (including the institution of proceedings) in any action or proceeding in the United States Patent and Trademark Office, the United States Copyright Office, any state registry, any foreign counterpart of the foregoing, or any court;
(v)    if consistent with its business judgment, it shall take all reasonable steps in the United States Patent and Trademark Office, the United States Copyright Office, any state registry or any foreign counterpart of the foregoing, to pursue any application and maintain any registration of each Trademark, Patent, and Copyright owned by any Grantor and material to its business which is now or shall become included in the Intellectual Property including, but not limited to, those items on Schedule 4.7(A), (C) and (E) (as each may be amended or supplemented from time to time);
(vi)    in the event that any Intellectual Property material to the business of any Grantor owned by or exclusively licensed to such Grantor is infringed, misappropriated, or diluted by a third party, such Grantor shall, if consistent with its business judgment, promptly take all reasonable actions as are appropriate under the circumstances in its business judgement to stop such infringement, misappropriation, or dilution and protect its rights in

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such Intellectual Property including, but not limited to, the initiation of a suit for injunctive relief and to recover damages;
(vii)    it shall promptly (but in no event more than thirty (30) days after any Grantor obtains knowledge thereof) report to the Collateral Agent (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Grantor or through any agent, employee, licensee, or designee thereof) and (ii) the registration of any Intellectual Property by any such office, in each case by executing and delivering to the Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto;
(viii)    except with the prior consent of Collateral Agent or as permitted under the Credit Agreement, no Grantor shall execute, and there will not be on file in any public office, any financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of Collateral Agent or in connection with a Permitted Lien and no Grantor shall sell, assign, transfer, license, grant any option, or create or suffer to exist any Lien upon or with respect to the Intellectual Property, except for the Lien created by and under this Agreement and the other Credit Documents and Permitted Liens;
(ix)    it shall hereafter use best efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that materially impairs or prevents the creation of a security interest in, or the assignment of, such Grantor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts;
(x)    it shall take all steps reasonably necessary to protect the secrecy of all Trade Secrets, including, without limitation, entering into confidentiality agreements with employees and labeling and restricting access to secret information and documents;
(xi)    it shall use proper statutory notice in connection with its use of any of the Intellectual Property material to its business; and
(xii)    it shall continue to collect, at its own expense, all amounts due or to become due to such Grantor in respect of the Intellectual Property or any portion thereof. In connection with such collections, each Grantor may take (and, at Collateral Agent’s reasonable direction, shall take) such action as such Grantor or Collateral Agent may deem reasonably necessary or advisable to enforce collection of such amounts. Notwithstanding the foregoing, Collateral Agent shall have the right at any time following the occurrence and during the continuance of an Event of Default, to notify, or require any Grantor to notify, any obligors with respect to any such amounts of the existence of the security interest created hereby.
4.8    Commercial Tort Claims
(a)    Representations and Warranties. Each Grantor hereby represents and warrants to Collateral Agent and each other Secured Party, on the Closing Date and on each Credit Date, that Schedule 4.8 (as such schedule may be amended or supplemented from time to time) sets forth all

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Commercial Tort Claims of each Grantor in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $250,000; and
(b)    Covenants and Agreements. Each Grantor hereby covenants and agrees that with respect to any Commercial Tort Claim hereafter arising in respect of which a complaint or a counterclaim has been filed by such Grantor, seeking damages in an amount reasonably estimated to exceed $250,000, it shall deliver to Collateral Agent a completed Pledge Supplement, substantially in the form of Exhibit A attached hereto, together with all Supplements to Schedules thereto, identifying such new Commercial Tort Claims.
SECTION 5.    ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES; ADDITIONAL GRANTORS.
5.1    Access; Right of Inspection. The Collateral Agent shall have access, in accordance with Section 5.6 of the Credit Agreement, to all the books, correspondence and records of each Grantor, and Collateral Agent and its representatives may examine the same, take extracts therefrom and make photocopies thereof, and each Grantor agrees to render to Collateral Agent, at such Grantor’s cost and expense, such clerical and other assistance as may be reasonably requested with regard thereto. The Collateral Agent and its representatives shall at all times also have the right to (i) require each Grantor to assemble the Collateral and (ii) enter any premises of each Grantor and inspect any property of each Grantor where any of the Collateral of such Grantor granted pursuant to this Agreement is located for the purpose of inspecting the same, observing its use or otherwise protecting its interests therein.
5.2    Further Assurances.
(a)    Each Grantor agrees that from time to time, at the expense of such Grantor, that it shall promptly execute and deliver all further instruments and documents, and take all further action that may be reasonably necessary that Collateral Agent may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted hereby or to enable Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral, in each case, to the extent required hereunder. Without limiting the generality of the foregoing, each Grantor shall:
(i)    file or authorize the filing of such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby;
(ii)    take all actions necessary to ensure the recordation of appropriate evidence of the Liens and security interest granted hereunder in the Intellectual Property with any intellectual property registry in which such Intellectual Property is registered or in which an application for registration is pending, including without limitation, the United States Patent and Trademark Office, the United States Copyright Office, the various Secretaries of State, and the foreign counterparts of any of the foregoing;
(iii)    at Collateral Agent’s request, appear in and defend any action or proceeding against claims and demands not expressly permitted by the Credit Agreement that may affect such Grantor’s title to or Collateral Agent’s security interest in all or any part of the Collateral.

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(b)    Each Grantor hereby authorizes Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as Collateral Agent may determine, in its sole discretion, are necessary to perfect the security interest granted to Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description of collateral that describes such property in any other manner as Collateral Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to Collateral Agent herein, including, without limitation, describing such property as “all assets” or “all personal property, whether now owned or hereafter acquired” or words of similar effect. Each Grantor shall furnish to Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in reasonable detail.
(c)    Each Grantor hereby authorizes Collateral Agent to modify this Agreement after obtaining such Grantor’s approval of or signature to such modification by amending Schedule 4.7 (as such schedule may be amended or supplemented from time to time) to include reference to any right, title or interest in any existing Intellectual Property or any Intellectual Property acquired or developed by any Grantor after the execution hereof or to delete any reference to any right, title or interest in any Intellectual Property in which any Grantor no longer has or claims any right, title or interest.
5.3    Additional Grantors. From time to time subsequent to the date hereof, additional Persons may become parties hereto as additional Grantors pursuant to Section 5.10 of the Credit Agreement (each, an “Additional Grantor”), by executing a Counterpart Agreement. Upon delivery of any such counterpart agreement to Collateral Agent, notice of which is hereby waived by Grantors, each Additional Grantor shall be a Grantor and shall be as fully a party hereto as if Additional Grantor were an original signatory hereto. Each Grantor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Grantor hereunder, nor by any election of Collateral Agent not to cause any Subsidiary of any Grantor to become an Additional Grantor hereunder. This Agreement shall be fully effective as to any Grantor that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Grantor hereunder.
SECTION 6.    COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.
6.1    Power of Attorney. Notwithstanding anything to the contrary, until Payment in Full, each Grantor hereby irrevocably appoints Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, Collateral Agent or otherwise, from time to time effective upon the occurrence and during the continuance of any Event of Default (except in the cases of clauses (e) and (f) below), in Collateral Agent’s discretion to take any action and to execute any instrument that Collateral Agent may deem reasonably necessary to accomplish the purposes of this Agreement, including, without limitation, the following:
(a)    upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to Collateral Agent pursuant to the Credit Agreement;
(b)    upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral;

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(c)    upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other instruments, documents and chattel paper in connection with clause (b) above;
(d)    upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of Collateral Agent with respect to any of the Collateral;
(e)    to prepare and file any UCC financing statements against such Grantor as debtor;
(f)    to prepare, sign, and file for recordation in any intellectual property registry, appropriate evidence of the lien and security interest granted herein in the Intellectual Property in the name of such Grantor as debtor;
(g)     upon the occurrence and during the continuance of any Event of Default, to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens (other than Permitted Liens) levied or placed upon or threatened against the Collateral, the legality or validity thereof and the amounts necessary to discharge the same to be determined by Collateral Agent in its sole discretion, any such payments made by Collateral Agent to become obligations of such Grantor to Collateral Agent, due and payable immediately without demand; and
(h)    upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though Collateral Agent were the absolute owner thereof for all purposes, and to do, at Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that Collateral Agent deems reasonably necessary to protect, preserve or realize upon the Collateral and Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.
6.2    No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct.
SECTION 7.    REMEDIES.
7.1    Generally.
(a)    If any Event of Default shall have occurred and be continuing, Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies set forth herein or otherwise available to it at law or in equity, all the rights and remedies of Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

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(i)    require any Grantor to, and each Grantor hereby agrees that it shall at its expense and promptly upon request of Collateral Agent forthwith, assemble all or part of the Collateral as directed by Collateral Agent and make it available to Collateral Agent at a place to be designated by Collateral Agent that is reasonably convenient to both parties;
(ii)    enter onto the property where any Collateral is located and take possession thereof with or without judicial process;
(iii)    prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent Collateral Agent deems appropriate; and
(iv)    without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as Collateral Agent may deem commercially reasonable.
(b)    Collateral Agent or any Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent to the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. To the extent permitted by applicable law, each Grantor hereby waives any claims against Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, Grantors shall be liable for the deficiency and the fees of any attorneys employed by Collateral Agent to collect such deficiency. Each Grantor further agrees that a breach of any of the covenants contained in this Section will cause irreparable injury to Collateral Agent, that Collateral Agent has no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor,

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and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities. Nothing in this Section shall in any way alter the rights of Collateral Agent hereunder.
(c)    Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
(d)    Collateral Agent shall have no obligation to marshal any of the Collateral.
7.2    Application of Proceeds. Except as expressly set forth elsewhere in this Agreement, all proceeds received by Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral shall be applied in full or in part by Collateral Agent against the Secured Obligations as set forth in the Intercreditor Agreement and Section 2.15(h) of the Credit Agreement.
7.3    Sales on Credit. If Collateral Agent sells any of the Collateral upon credit, Grantor will be credited only with payments actually made by purchaser and received by Collateral Agent and applied to indebtedness of the purchaser. In the event the purchaser fails to pay for the Collateral, Collateral Agent may resell the Collateral and Grantor shall be credited with proceeds of the sale.
7.4    Deposit Accounts.
If any Event of Default shall have occurred and be continuing, Collateral Agent may apply the balance from any Deposit Account (other than Excluded Accounts) or instruct the bank at which any Deposit Account (other than Excluded Accounts) is maintained to pay the balance of any Deposit Account (other than Excluded Accounts) to or for the benefit of Collateral Agent.
7.5    Investment Related Property.
Each Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Investment Related Property conducted without prior registration or qualification of such Investment Related Property under the Securities Act and/or such state securities laws, to limit purchasers to those who will agree, among other things, to acquire the Investment Related Property for their own account, for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges that any such private sale may be at prices and on terms less favorable than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act) and, notwithstanding such circumstances, each Grantor agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Investment Related Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would, or should, agree to so register it. If Collateral Agent determines to exercise its right to sell any or all of the Investment Related Property, upon written request, each Grantor shall and shall cause each issuer of any Pledged Equity Interests to be sold hereunder from time to time to furnish to Collateral Agent all such information as Collateral Agent may request in order to determine the number and nature of interest, shares or other instruments included in the

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Investment Related Property which may be sold by Collateral Agent in exempt transactions under the Securities Act and the rules and regulations of the Securities and Exchange Commission thereunder, as the same are from time to time in effect.
7.6    Intellectual Property.
(a)    Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:
(i)    Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, Collateral Agent or otherwise, in Collateral Agent’s sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of Collateral Agent, do any and all lawful acts and execute any and all documents required by Collateral Agent in aid of such enforcement and such Grantor shall promptly, upon demand, reimburse and indemnify Collateral Agent as set forth in Section 10 hereof in connection with the exercise of its rights under this Section, and, to the extent that Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as set forth in this Section, each Grantor agrees to use all reasonable measures, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor’s rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;
(ii)    upon written demand from Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to Collateral Agent or such Collateral Agent’s designee all of such Grantor’s right, title and interest in and to the Intellectual Property and shall execute and deliver to Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;
(iii)    each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Secured Obligations outstanding only to the extent that Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property;
(iv)    [reserved]; and
(v)    Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;
(1)    all amounts and proceeds (including checks and other instruments) received by any Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to Collateral Agent in the same

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form as so received (with any necessary endorsement) to be held as cash Collateral and applied as set forth in Section 7.7 hereof; and
(2)    no Grantor shall adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.
(b)    If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Secured Obligations shall not have become immediately due and payable, upon the written request of any Grantor, Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor’s sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by Collateral Agent; provided, that after giving effect to such reassignment, Collateral Agent’s security interest granted pursuant hereto, as well as all other rights and remedies of Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, that the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of Collateral Agent and the Secured Parties.
(c)    Solely for the purpose of enabling Collateral Agent to exercise rights and remedies under this Section 7 and at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Collateral Agent, to the extent it has the right to do so, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located.
7.7    Cash Proceeds. In addition to the rights of Collateral Agent specified in Section 4.3 with respect to payments of Receivables, all proceeds of any Collateral received by any Grantor consisting of cash, checks and other non-cash items (collectively, “Cash Proceeds”) shall be held by such Grantor in trust for Collateral Agent, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, unless otherwise provided pursuant to Section 4.4.1, be turned over to Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to Collateral Agent, if required) and held by Collateral Agent. Any Cash Proceeds received by Collateral Agent (whether from a Grantor or otherwise): (i) if no Event of Default shall have occurred and be continuing, shall be held by Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and (ii) if an Event of Default shall have occurred and be continuing, may, in the sole discretion of Collateral Agent and subject to the terms of the Intercreditor Agreement, (A) be held by Collateral Agent for the ratable benefit of the Secured Parties, as collateral security for the Secured Obligations (whether matured or unmatured) and/or (B) then or at any time thereafter may be applied by Collateral Agent against the Secured Obligations then due and owing.

GS / Landec – Pledge and Security Agreement

SECTION 8.    COLLATERAL AGENT.
Collateral Agent has been appointed to act as Collateral Agent hereunder by Lenders and, by their acceptance of the benefits hereof, the other Secured Parties. Collateral Agent shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including, without limitation, the release or substitution of Collateral), solely in accordance with this Agreement and the Credit Agreement; provided, that Collateral Agent shall, upon payment in full of all Obligations other than those arising under any Hedge Agreements, at Collateral Agent’s option either (x) assign the role of Collateral Agent to the Lender Counterparty holding, or (y) exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of the holders of, a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable under such Hedge Agreement (exclusive of expenses and similar payments but including any early termination payments then due)) under all Hedge Agreements.. In furtherance of the foregoing provisions of this Section 8, each Secured Party, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Collateral hereunder, it being understood and agreed by such Secured Party that all rights and remedies hereunder may be exercised solely by Collateral Agent for the benefit of Secured Parties in accordance with the terms of this Section 8. Collateral Agent may resign at any time and a successor Collateral Agent appointed in accordance with Section 9.7 of the Credit Agreement.
SECTION 9.    CONTINUING SECURITY INTEREST; TRANSFER OF LOANS.
This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until Payment in Full, be binding upon each Grantor, its successors and assigns, and inure, together with the rights and remedies of Collateral Agent hereunder, to the benefit of Collateral Agent and its successors, transferees and assigns. Without limiting the generality of the foregoing, but subject to the terms of the Credit Agreement, any Lender may assign or otherwise transfer any Loans held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to Lenders herein or otherwise. Upon Payment in Full, the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to Grantors. Upon any such termination Collateral Agent shall, at Grantors’ expense, execute and deliver to Grantors or otherwise authorize the filing of such documents as Grantors shall reasonably request, including financing statement amendments to evidence such termination. Upon any disposition of property permitted by the Credit Agreement, the Liens granted herein shall be deemed to be automatically released and such property shall automatically revert to the applicable Grantor with no further action on the part of any Person. The Collateral Agent shall, at Grantor’s expense, execute and deliver or otherwise authorize the filing of such documents as Grantors shall reasonably request, in form and substance reasonably satisfactory to Collateral Agent, including financing statement amendments to evidence such termination or release.
SECTION 10.    STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.
The powers conferred on Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and

GS / Landec – Pledge and Security Agreement

preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which Collateral Agent accords its own property. Neither Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise. If any Grantor fails to perform any agreement contained herein, Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of Collateral Agent incurred in connection therewith shall be payable by each Grantor under Section 10.2 of the Credit Agreement.
SECTION 11.    MISCELLANEOUS.
Any notice required or permitted to be given under this Agreement shall be given in accordance with Section 10.1 of the Credit Agreement. No failure or delay on the part of Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Credit Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Agreement shall be binding upon and inure to the benefit of Collateral Agent and Grantors and their respective successors and assigns. No Grantor shall, without the prior written consent of Collateral Agent given in accordance with the Credit Agreement, assign any right, duty or obligation hereunder. Section 10.7, 10.11, 10.14, 10.19, 10.20 and 10.22 of the Credit Agreement are hereby incorporated by reference mutatis mutandis.
SECTION 12.    INTERCREDITOR AGREEMENT.
This Agreement is subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any direct and irreconcilable conflict between the terms of the Intercreditor Agreement and those of this Agreement, the terms of the Intercreditor Agreement shall govern and control, including, without limitation, the terms and conditions set forth in the Intercreditor Agreement with respect to the right of the Collateral Agent to exercise any right or remedy with respect to the liens and security interests granted to the Collateral Agent pursuant to this Agreement.
The parties hereto acknowledge and agree that, in accordance with and subject to the terms of the Intercreditor Agreement, all Collateral constituting ABL Priority Collateral (as defined in the Intercreditor Agreement) in the possession or under the control of the ABL Agent or its agents or bailees shall be held by the ABL Agent as gratuitous agent or bailee on behalf of the Collateral Agent solely for the purpose of perfecting the security interest therein granted under this Agreement. Without limiting the foregoing, the parties hereto agree that prior to the discharge of the ABL Obligations (as defined in the Intercreditor Agreement), the requirements of this Agreement or any other Loan Documents to execute and/or deliver ABL Priority Collateral (including, without limitation, any certificates, instruments, Chattel Paper and instruments of transfer or assignments in blank related thereto), or any account control agreement with

GS / Landec – Pledge and Security Agreement

respect to Deposit Accounts or Securities Accounts constituting ABL Priority Collateral with or to the Collateral Agent shall be deemed satisfied by execution and/or delivery of such ABL Priority Collateral and control agreements with or to the ABL Agent, in each case, in accordance with the Intercreditor Agreement.
[Remainder of Page Intentionally Blank]

GS / Landec – Pledge and Security Agreement

IN WITNESS WHEREOF, each Grantor and Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
CURATION FOODS, INC., as a Company and Grantor
By: /s/Brian McLaughlin
Name:    Brian McLaughlin
Title:    Chief Financial Officer

LIFECORE BIOMEDICAL, INC., as a Company and Grantor

By: /s/Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary

LANDEC CORPORATION, as a Company and Grantor

By: /s/Brian McLaughlin
Name:    Brian McLaughlin
Title:    Chief Financial Officer

CAMDEN FRUIT CORP., as a Grantor

By: /s/Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary

YUCATAN FOODS, LLC, as a Grantor

By: /s/Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary
GS / Landec – Pledge and Security Agreement

GREENLINE LOGISTICS, INC., as a Grantor

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President

LIFECORE BIOMEDICAL, LLC, as a Grantor

By: /s/    Brian McLaughlin
Name:    Brian McLaughlin
Title:    Vice President and Secretary

GS / Landec – Pledge and Security Agreement

GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Collateral Agent
By: /s/    Greg Watts
Name:    Greg Watts
Title:    Senior Vice President

GS / Landec – Pledge and Security Agreement

EXHIBIT A
TO PLEDGE AND SECURITY AGREEMENT
PLEDGE SUPPLEMENT
This PLEDGE SUPPLEMENT, dated ___________, ______, is delivered by [NAME OF GRANTOR] a [NAME OF STATE OF INCORPORATION] [Corporation] (the “Grantor”) pursuant to the Pledge and Security Agreement, dated as of December 31, 2020 (as it may be from time to time amended, restated, modified or supplemented, the “Security Agreement”), among CURATION FOODS, INC., LIFECORE BIOMEDICAL, INC., the other Grantors party thereto from time to time, and GOLDMAN SACHS SPECIALTY LENDING GROUP, L.P., as Collateral Agent. Capitalized terms used herein not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.
Grantor hereby confirms the grant to Collateral Agent set forth in the Security Agreement of, and does hereby grant to Collateral Agent, a security interest in all of Grantor’s right, title and interest in and to all Collateral to secure the Secured Obligations, in each case whether now or hereafter existing or in which Grantor now has or hereafter acquires an interest and wherever the same may be located. Grantor represents and warrants that the attached Supplements to Schedules accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Supplements to Schedules shall constitute part of the Schedules to the Security Agreement.
IN WITNESS WHEREOF, Grantor has caused this Pledge Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yy].
[NAME OF GRANTOR]
By:___________________________
Name:
Title:

Exhibit A-1
GS / Landec – Pledge and Security Agreement